UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2023

TOURMALINE BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40384	83-2377352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 West 24th Street, Suite 702 New York, NY	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 481-9832

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TRML	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Severance and Change in Control Plan

On October 23, 2023, the Compensation Committee (the “Compensation Committee) of the Board of Directors (the “Board”) of Tourmaline Bio, Inc. (the “Company”) approved and adopted the Tourmaline Bio, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”), pursuant to which the Company’s executive officers and other key employees entered into participation agreements under the Severance Plan.

Pursuant to the Severance Plan and the participation agreements thereunder, if, within the 3 month period prior to or the 12 month period following a “change in control” (as defined in the Severance Plan), the Company terminates the employment of the applicable executive without “cause” (excluding death or disability) or such executive resigns for “good reason” (each, as defined in the Severance Plan) and within no more than 60 days of such termination the executive executes and does not revoke a separation agreement and release of claims, such executive will be entitled to receive (i) a lump sum payment equal to the sum of (a) 18 months of then current annual base salary with respect to Sandeep Kulkarni, the Company’s Chief Executive Officer and principal executive officer, 12 months of then current annual base salary with respect to Susan Dana Jones, the Company’s Chief Technology Officer, and 12 months of then current annual base salary with respect to Brad Middlekauff, the Company’s Chief Business Officer and General Counsel, and (b) 150% with respect to Dr. Kulkarni’s and 100% with respect to Dr. Jones’ and Mr. Middlekauff’s annual target bonus, less applicable withholdings, (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to COBRA for such executive and such executive’s respective eligible dependents for up to 18 months with respect to Dr. Kulkarni and 12 months with respect to Dr. Jones and Mr. Middlekauff, and (iii) vesting acceleration as to 100% of the then-unvested shares subject to each of such executive’s then outstanding equity awards (and in the case of awards subject to performance-based vesting conditions, such performance-based awards shall vest as specified in the applicable award agreement governing such award).

Pursuant to the Severance Plan and the participation agreements thereunder, if, outside of the 3 month period prior to or the 12 month period following a “change in control”, the Company terminates the employment of the applicable executive without “cause” (excluding death or disability) or such executive resigns for “good reason” and within 60 days of such termination the executive executes and does not revoke a separation agreement and release of claims, such executive will be entitled to receive (i) continuing payments of his or her then current annual base salary for a period of 12 months with respect to Dr. Kulkarni and Mr. Middlekauff and 9 months with respect to Dr. Jones, and (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to COBRA for such executive and such executive’s respective eligible dependents for up to 12 months with respect to Dr. Kulkarni and Mr. Middlekauff and 9 months with respect to Dr. Jones.

In addition, pursuant to Dr. Jones’ and Mr. Middlekauff’s individual participation agreements, any single-trigger vesting acceleration applicable to the option grant (the “Option Grant”) provided, in the case of Dr. Jones, in the Offer Letter, by and between Dr. Jones and Tourmaline Sub, Inc., a wholly owned subsidiary of the Company formerly known as Tourmaline Bio, Inc. (“Legacy Tourmaline”), dated as of April 27, 2022, and in the case of Mr. Middlekauff, in the Executive Employment Agreement, by and between Mr. Middlekauff and Legacy Tourmaline, dated as of May 30, 2022, will not be superseded by their participation in the Severance Plan, and such single trigger acceleration shall continue to apply to each of Dr. Jones’ and Mr. Middlekauff’s Option Grant.

Pursuant to the Severance Plan, in the event any payment to the applicable executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the “Code”), as a result of a payment being classified as a parachute payment under Section 280G of the Code, such executive will receive such payment as would entitle such executive to receive the greatest after-tax benefit, even if it means that the Company pays such executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

In addition to Drs. Kulkarni and Jones and Mr. Middlekauff’s, participation in the Severance Plan, pursuant to the terms of each executive’s confirmatory offer letter, each executive will be entitled to other severance benefits in the event the executive’s employment with the Company terminates as a result of the executive’s death or disability.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Plan and related participation agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Non-Employee Director Compensation Policy

On October 23, 2023, the Compensation Committee approved and adopted a non-employee director compensation policy (the “Director Compensation Policy”).

Pursuant to the Director Compensation Policy, each member of the Board who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each, an “Eligible Director”) is eligible to receive annual cash retainers for his or her service on the Board and the Board’s committees, as follows:

Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Additional Retainer for Non-Executive Chair: $30,000

Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $15,000

b.	Chair of the Compensation Committee: $12,000

c.	Chair of the Nominating and Corporate Governance Committee: $8,000

Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $6,000

c.	Member of the Nominating and Corporate Governance Committee: $4,000

All cash retainers will be earned on a quarterly basis based on a calendar quarter and, if applicable, will be prorated for the portion of the calendar quarter during which such Eligible Director actually serves on the Board or a committee thereof, and will be paid in arrears on the last day of each fiscal quarter in which the service occurred.

In addition to cash retainers, in connection with the previously announced merger transaction (the “Merger”) in accordance with the terms of the Agreement and Plan of Merger, dated as of June 22, 2023, by and among the Company, Legacy Tourmaline and Terrain Merger Sub, Inc., and pursuant to the Director Compensation Policy, each Eligible Director other than Cariad Chester (who declined such grant he would otherwise have been entitled to under the terms of the Director Compensation Policy) who previously served as a member of the Board of Directors of Legacy Tourmaline, as of immediately prior to the effective time of the Merger, received a stock option to purchase 10,000 shares of common stock of the Company (the “Legacy Tourmaline Grants”), and each Eligible Director who previously served as a member of the Board of the Company, as of immediately prior to the effective time of the Merger, received a stock option to purchase 20,000 shares of common stock of the Company (the “Talaris Grants”), each effective October 23, 2023 and pursuant to the Tourmaline Bio, Inc. 2023 Equity Incentive Plan (the “Plan”). The shares subject to each Legacy Tourmaline Grant will cliff vest upon the earlier of (x) the first anniversary of the date of grant and (y) the Annual Meeting (as defined below) that immediately follows the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through the vesting date. The shares subject to each Talaris Grant will vest in substantially equal monthly installments over the three-year period following the date of grant such that the Talaris Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service through each such date. The Legacy Tourmaline Grants and Talaris Grants will vest in full upon a Change in Control (as defined in the Plan). Each recipient of a Legacy Tourmaline Grant or Talaris Grant will not be eligible for an Initial Grant (as defined below).

The Director Compensation Policy also provides that for each Eligible Director who is first elected or appointed to the Board following October 23, 2023, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will automatically, and without further action by the Board or the Compensation Committee, be granted a stock option to purchase 20,000 shares of common stock of the Company (the “Initial Grant”). The shares subject to each Initial Grant will vest in substantially equal monthly installments over the three-year period following the date of grant such that the Initial Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date. The Initial Grant will vest in full upon a Change in Control (as defined in the Plan) of the Company.

In addition, on the date of each annual stockholder meeting of the Company held after October 23, 2023 (each, an “Annual Meeting”), each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting will automatically, and without further action by the Board or the Compensation Committee, be granted a stock option to purchase 10,000 shares of common stock of the Company (the “Annual Grant”). If an Eligible Director was elected or appointed for the first time to be an Eligible Director after October 23, 2023 and prior to an Annual Meeting, then, on the date of the first Annual Meeting following such election or appointment and in addition to the Annual Grant, and without further action by the Board or the Compensation Committee, the Eligible Director will be granted a prorated Annual Grant (the “Prorated Annual Grant”) to purchase the number of shares of common stock of the Company equal to 10,000 multiplied by a fraction (the numerator of which is equal to (i) 12 minus (ii) the number of completed months since the most recent Annual Meeting that occurred prior to the Eligible Director’s date of election or appointment, and the denominator of which is 12), with the resulting number of shares rounded down to the nearest whole share. The shares subject to the Annual Grant and Prorated Annual Grant shall cliff vest upon the earlier of (x) the first anniversary of the date of grant and (y) the Annual Meeting that immediately follows the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through the vesting date. The Annual Grant and Prorated Annual Grant will vest in full upon a Change in Control (as defined in the Plan).

Notwithstanding the foregoing, under the Director Compensation Policy, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan or the corresponding provision of any successor plan.

The above description of the Director Compensation Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Compensation Policy, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Interim Chief Financial Officer Equity Grant

In connection with the closing of the Merger, the Compensation Committee approved certain option grants to employees of the Company, including Ryan Robinson, Interim Chief Financial Officer, Vice President, Finance and Controller and principal financial and accounting officer of the Company. As a result, on October 23, 2023, Mr. Robinson received an option grant to purchase 16,000 shares of common stock of the Company, with an exercise price equal to $9.46, representing the closing price per share of the Company’s common stock as reported on The Nasdaq Global Market on such date. 25% of the shares subject to the option grant will vest one year following the date of grant, and the balance will vest in equal monthly installments thereafter over the next 36 months, subject to Mr. Robinson’s Continuous Service (as defined in the Plan) through the applicable vesting date.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1#	Tourmaline Bio, Inc. Executive Severance and Change in Control Plan and Form of Participation Agreement.

10.2#	Non-Employee Director Compensation Policy.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

#	Indicates a management contract or any compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOURMALINE BIO, INC.

Date: October 27, 2023	By:	/s/ Sandeep Kulkarni
	Name:	Sandeep Kulkarni
	Title:	Chief Executive Officer

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